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                                                                    EXHIBIT 23.3


                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors of
GTI Telecom, Inc.:


We consent to the use of our report dated April 4, 1997, except as to note 15 which is as of May 15, 1997 and note 2 which is as of November 24, 1997 with respect to the balance sheet of GTI Telecom, Inc. as of December 31, 1996 (as restated), and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996 (as restated), which report appears in the Form 8-K of SmarTalk TeleServices, Inc. dated November 27, 1997 incorporated by reference in the registration statement on Form S-3 of SmarTalk Teleservices, Inc. to be filed on May 5, 1998 and to the reference to our firm under the heading "Experts" in the Form S-3.

Our report contains an explanatory paragraph which states that the Company's financial statements have been restated.

Our report also contains an explanatory paragraph that states that GTI Telecom, Inc. has suffered recurring losses from operations and has working capital and stockholder's deficits which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                   /s/ KPMG Peat Marwick LLP
                                   -------------------------

Orlando, Florida
May 4, 1998